EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Fourth Quarter 2017 Conference Call
March 1, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Ashford Hospitality Prime for the fourth quarter of 2017 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 28, 2018 and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead sir.
Introduction - Richard Stockton

Good morning and thank you for joining us. Despite several challenges that we faced, 2017 was a successful year for Ashford Prime, as we diligently executed on our strategies to both grow our portfolio within the luxury chain scale segment as well as find value-enhancing opportunities within our non-core portfolio.

During the fourth quarter, the Company’s hotel operations and financial results continued to be adversely impacted by the challenges following Hurricane Irma, the wildfires in Northern California, and a slow start to the ski season in Beaver Creek. In other words, we had weather where we didn’t want it and didn’t have enough weather where we needed it. As we’ve discussed, we have comprehensive insurance in place with all of our hotels and we continue to work closely with our insurers to both seek recoveries for physical damage to our hotels as well as to minimize the impact to our properties’ P&L through business interruption insurance recoveries, which totaled $4.1 million through November.

On our last call, we said that we expected these BI recovery proceeds to be recognized with a one quarter lag, so we are pleased to be able to report our first tranche of BI recovery proceeds in Q4 that covers lost profits from September through November, which equates to only a one month lag. Therefore, looking forward, we would expect to book BI recovery proceeds for the period of December through February in our Q1 2018 financials.

Let me take a moment to bring you up to date on where we stand on our two properties that were affected by the hurricane. Our Ritz-Carlton St. Thomas hotel received substantial damage from the storm and our team continues to work diligently, along with the Ritz-Carlton property management team, to develop a comprehensive restoration plan, and assist in the recovery effort. Three of the six guestroom buildings on the property sustained extensive damage. We currently have 83 of the property’s 180 guest rooms available and in service. These rooms continue to be mainly occupied by those assisting in the recovery effort. We expect that the full reopening at this property could take up to two years.

The Florida Keys were also significantly impacted by Hurricane Irma and our Pier House Resort in Key West also sustained some damage. The damage at Pier House was less extensive than at the Ritz-Carlton St. Thomas and currently all of the property’s guest rooms are available and in service. We expect Key West to recover much more quickly than St. Thomas.

Additionally, in October, we also experienced disruption at our two Napa Valley properties due to the Northern California wildfires. Neither of our two Yountville properties suffered physical damage. However, tourism demand in that market was negatively impacted and we did experience a 24-hour power outage so we are in the process of claiming business interruption losses due to this event. In Q1, we expect to book $2.3 million in BI proceeds to cover lost profits from Q4 at these properties. Keep in mind that we have a $500,000 deductible associated with this claim.

I’m extremely proud of our entire asset management team, led by Jeremy Welter, and our property management teams at the Ritz-Carlton St. Thomas, Pier House Resort, Bardessono and Hotel Yountville. They have shown tremendous energy, perseverance and of course hospitality, under very difficult circumstances. Additionally, our risk management team continues to do a great job diligently pursuing recoveries under our insurance policies for these events.

Now I would like to discuss our operating results. As expected, the impact of the events of the fourth quarter have significantly impacted our comparable RevPAR figures, resulting in a decline of 9.2% inclusive of the covered properties. However, due to the fact that we have been successful in finalizing our business interruption claims, proceeds of which have been booked as Other Revenue, our comparable Hotel EBITDA has held firm posting 0.5% growth in the quarter. With regard to the company as a whole, for the quarter, we reported Adjusted EBITDA of $22 million, versus $21.6 million in 2016, and AFFO per share of $0.31, versus $0.34 in 2016. We ended the year with portfolio comparable RevPAR of $219 which is the highest in the lodging REIT sector.

Turning to our strategic plan, in January of last year we announced a revised strategy with a focus of investing solely in the luxury segment. Evidence has shown the luxury segment has had the greatest RevPAR growth over the long term, which can translate into superior shareholder returns. We believe that clearly aligning our platform with this segment will differentiate us relative to our REIT peers. As part of our revised strategy, we identified four hotels - the Courtyard Philadelphia, Courtyard San Francisco, Renaissance Tampa and Marriott Plano - that were designated as non-core to the portfolio. We stated that our intent was to either reposition or opportunistically sell these hotels.

To that end, on November 1st, we announced plans to convert the Courtyard San Francisco Downtown hotel to an Autograph Collection hotel. The plan calls for the Courtyard San Francisco to be converted to an Autograph hotel by December 2019 pursuant to a conversion Product Improvement Plan currently estimated to be approximately $30 million incremental to capital projects already underway - including updates to the guestrooms, guest bathrooms, corridors, lobby, restaurant, facade, and meeting space - which will create a distinctive theme and style for the property that is commensurate with the Autograph product. We believe that post-conversion, the new Autograph property should realize a $50 RevPAR premium to the current Courtyard hotel and that our estimated $30 million investment should yield an approximate 20% unlevered internal rate of return.

In November, we also announced that we completed the sale of our Marriott Plano Legacy hotel in Plano, Texas for $104 million, which represented an attractive all-in cap rate of 7.7%.

Additionally, we announced that we have begun marketing for sale our Renaissance Tampa hotel in Tampa, Florida and we are seeing strong interest in the property.

We have also made significant progress in our investment strategy and in mid-February we announced an agreement to acquire the 266-room Ritz-Carlton Sarasota for $171 million. This high quality, luxury resort property is located in a popular, growing market on the Florida Gulf Coast. With RevPAR of $284 in 2017 and strong cash flow, this acquisition will increase our overall portfolio RevPAR and we believe will be a very attractive acquisition for our shareholders. The initial EBITDA yield is 7.8% and we expect it to stabilize at 9.5%.

Turning to capital expenditures, as expected, renovation activity picked up in the fourth quarter with five of our hotels under renovation. In addition to work at our two hotels affected by Hurricane Irma, we have ongoing rooms renovations at our Sofitel Chicago and Courtyard San Francisco, as well as a meeting space renovation underway at our Capital Hilton.

In conclusion, we believe we made significant progress in 2017 in advancing our revised strategy. Looking ahead, our team will continue to focus on enhancing shareholder value by delivering solid operational performance and continuing to execute on all aspects of our business plan. We will also continue to work on increasing investor awareness of our story. Over the past several months, we believe we have already significantly improved the company’s exposure to investors by attending multiple REIT and small-cap investor conferences as well as hosting our October Investor and Analyst Day in New York City.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

During the quarter, as Richard mentioned, we recognized $4.1 million of business interruption income, which is reflected in the Other Revenue line of our Income Statement. These insurance recoveries related to the months of September through November and included approximately $2.8 million for the Ritz St. Thomas and $1.3 million for the Pier House Resort. We expect the business interruption proceeds to continue for some time at the Ritz-Carlton St. Thomas, while we expect the Pier House Resort in Key West to get back to normal operations relatively quickly.

For the fourth quarter of 2017, we reported net income attributable to common stockholders of $23.2 million or $0.65 per diluted share. For the full year of 2017, we reported net income attributable to common stockholders of $16.2 million or $0.51 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.31 compared with $0.34 for the same quarter last year. For the full year of 2017, we reported AFFO per diluted share of $1.62 compared with $1.73 for the full year of 2016.

Adjusted EBITDA for the quarter was $22.0 million, which reflected a 2% growth rate over the prior year. Adjusted EBITDA for the full year of 2017 was $102.5 million, which reflected a 1% growth rate over 2016.

At quarter's end, we had total assets of $1.4 billion. We had $826 million of mortgage debt, of which $48 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 4.3% and was almost entirely floating rate. All of our floating rate debt has interest rate caps in place. As of the end of the fourth quarter, we had approximately 40% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was 2.1x. All of our debt is non-recourse, property-level debt, and our next hard debt maturity is not until 2019. We ended the quarter with net working capital of $161 million.

As of December 31, 2017, our portfolio consisted of 12 hotels with 3,339 net rooms.

Our share count currently stands at 36.9 million fully diluted shares outstanding, which is comprised of 32.1 million shares of common stock and 4.8 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a fourth quarter 2017 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 7.4% based on yesterday’s closing price, one of the highest in the lodging REIT space.

The Board also approved the Company's dividend policy for 2018.  The Company expects to pay a quarterly cash dividend of $0.16 per share for 2018, or $0.64 per share on an annualized basis. On a trailing 12 month basis this represents an approximate 37% AFFO payout ratio.

On the capital markets front, while we did not complete any financings during the quarter, we continue to see very attractive debt financing markets for high quality hotels such as ours. As is typical for periods of rising short-term interest rates, we have seen spreads for hotel mortgage loans continue to compress over the last 12-18 months. We will continue to assess our portfolio for additional refinancing opportunities to capitalize on these favorable trends.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

During the fourth quarter, Comparable RevPAR for our portfolio declined by 2.7% for all hotels not under renovation. For the full year 2017, Comparable RevPAR for all hotels not under renovation grew 0.6%. For the fourth quarter, Comparable Hotel EBITDA flow-through for the entire portfolio was strong at 101%.

This quarter’s best performing asset was the Courtyard Philadelphia Downtown, which grew RevPAR by 16.1%, driven by rate growth of 13.5%. This robust RevPAR growth compares to Philadelphia CBD RevPAR growth of 10.9% and Philadelphia market upscale RevPAR growth of only 5.2%. Three factors drove the growth: occupancy increased 7.5% during the slower month of December; there were 4 citywides during the quarter, compared with only 1 in 2016; and the Army-Navy game in December 2017 did not take place in

Philadelphia in 2016. Compression from citywides and the Army-Navy game provided the opportunity to drive rate. Not only did we increase the top line, but EBITDA flow-through was 64% during the fourth quarter and margins increased by 9.2%, resulting in a $724,000, or 25.9%, increase in EBITDA. Additionally, full year 2017 EBITDA flow-through was 57%. The fourth quarter results increased our excitement regarding the future conversion of this hotel to the Autograph Collection. We continue to make progress toward the hotel’s rebranding and the review for the new model rooms is scheduled for early March.

Since we are on the topic of rebranding, I would like to provide an update on the progress made toward the conversion of the Courtyard San Francisco Downtown to an Autograph Collection hotel. We have invested a significant amount of time and resources in order to emerge as the most desirable hospitality experience in San Francisco’s SOMA district. The process began in early 2017 with a custom-designed $23 million guestroom renovation, which incorporates smart technology with comfort and luxury. In order to meet the strong market demand, we also added 5 keys by transforming former conference suites to guestrooms. The finishing touches to the guestrooms will be completed during the second quarter of 2018, after which we will begin the final stages necessary for the Autograph transformation: a completely reimagined façade, lobby, and public spaces.

In addition to the outstanding performance of the Courtyard Philadelphia Downtown, I wanted to briefly mention that our next best performing asset-the Marriott Seattle Waterfront-grew RevPAR 11.2% during the fourth quarter, with 5.8% rate growth and 5.1% occupancy growth. This RevPAR growth of 11.2% significantly outperformed the Seattle market RevPar growth of 1.6% and our competitive set RevPAR growth of 2.0%. Seattle Seahawks games generated higher than usual leisure demand on Sundays this season, and a game occurring on New Year’s Eve provided high-rated demand over a historically slow holiday. We also decided to allocate fewer rooms to citywide blocks and capitalized by filling with higher-rated transient demand. Finally, strategic discounting over holidays and need periods proved successful in generating sufficient retail demand. EBITDA growth of $283,000, or 9.3%, has made this property one of the top performers in our portfolio, with a strong 62% EBITDA flow-through. The shift in mix of business from F&B revenues to rooms revenues played a large role in increasing profitability at this property.

One item to note during the quarter was the performance of the 4 hotels affected by natural disasters at the end of the third quarter and beginning of the fourth quarter. The Ritz Carlton St. Thomas and Key West Pier House Resort and Spa continued to experience the impact from Hurricanes Irma and Maria. The Hotel Yountville and the Bardessono continued to be impacted by fires in and around Napa throughout the fourth quarter. Removing these 4 hotels from the fourth quarter results boosts portfolio RevPAR growth by 810 basis points, from -9.2% to -1.1%. The Ritz Carlton St. Thomas continued to be impacted the most, posting a 38.1% RevPAR decline during the fourth quarter. Despite the negative topline, EBITDA actually increased by $1.2 million as a result of the BI income. We are still in the planning phase for the capital investment needed to rebuild the resort, but the following is a brief update on progress we have made so far. As mentioned by Richard, 83 rooms in 3 buildings are back in service while 97 rooms in the remaining 3 buildings have been gutted and will not be back in service until reconstruction. Design of the new roofs has been selected and should be completed within 4 months following commencement. Finally, design is actively working on plans for the lobby, guestrooms, and restaurant re-concept.

While neither a natural disaster nor something for which we will receive business interruption insurance proceeds, the lack of snow in Beaver Creek, Colorado, significantly impacted results during the fourth quarter. RevPAR declined 9.4% during the fourth quarter of 2017 and while both October and November posted RevPAR growth, December-the most impactful month of the quarter-saw RevPAR decline 15%. We believe the primary reasons for the RevPAR decline were the lack of snowfall - the worst since 2011 - and a shift in winter break calendars resulting in 50% fewer school breaks during the week before Christmas; however, to put this monthly decline into perspective, we still managed RevPAR growth of 450 and 210 basis points higher than the upscale Colorado Ski Area submarket chains and the luxury hotels in the broader Colorado Area market, respectively. For the entire fourth quarter, we surpassed the aforementioned submarket scale’s RevPAR growth by 250 basis points. We also continue to be excited about the value-add opportunities that we see at this great property.

I will now turn to capital investment. During 2018, we will continue to invest in our portfolio to maintain competitiveness and upgrade our portfolio. In total, we estimate spending approximately $80-90 million - approximately $55 million when insurance is excluded - in capital expenditures during the year, which will predominantly be comprised of the reconstruction of the Ritz Carlton St. Thomas, as well as the Courtyard San Francisco and Courtyard Philadelphia conversions to Marriott’s Autograph Collection.

In terms of the market supply our portfolio is facing, we are expecting supply growth in our market tracts to be approximately 1.4% over the next twelve months and approximately 1.9% over the following twelve months.

Currently our group pace is up 4% for 2018, which is considerably weighted towards the second half, while our group pace for 2019 is up double digits for 2019.

I would now like to turn the call back over to Richard.

Richard Stockton

Thanks Jeremy.

Before we move to questions, we have two final items regarding our website and company initiatives.

First, we recently added an Interactive Analyst Center tool to our Investor Relations website which analysts and investors can use to build historical financial models on the company. It is a helpful and easy way to assist with analytical work on the company.

Additionally, we are happy to announce we are in the early stages of reviewing a potential rebranding of the company, including a possible name change, that would give the company a distinct identity in the capital markets. We believe this change will further enhance the company’s refined strategy announced in January 2017. We see this initiative as the next step to defining our brand within the lodging industry, while still maintaining our beneficial relationship with the Ashford group of companies. A further announcement will be forthcoming in the coming months.

This concludes our prepared remarks, and we will now open the call up to your questions.

<Q&A>

Richard Stockton

Thank you for joining us on our fourth quarter earnings call and we look forward to speaking with you again on our next call.